Exhibit 10.5

FAIRFIELD COUNTY BANK CORP.

DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this              day of                     , by and between Fairfield County Bank Corp. located in Ridgefield, Connecticut (the “Company”), and                              (the “Director”). This Agreement is an amendment and restatement of an Agreement originally entered into                             .

INTRODUCTION

In an effort to reward past service, encourage continued service on the Company’s Board of Directors, and as a method to attract future Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay each Director’s benefits from the Company’s general assets.

AGREEMENT

The Director and the Company agree as follows:

Article I

Definitions

1.1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Anniversary Date” means December 31 of each year.

1.1.2 “Change in Control” means any of the following if the event occurs after the date first above-written:

(a)	There occurs a “change in control” of the Company, as defined or determined either by the Company’s primary banking regulator or under regulations promulgated by it.

(b)	As a result of, or in connection with any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

(c)	The Company transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company.

(d)	The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company.

A Change in Control shall not occur solely as a result of a conversion of the Company from the mutual to the stock form of organization or a reorganization of the Company into the mutual holding company form of ownership.

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended and the regulations or any other authoritative guidance issued thereunder.

1.1.4 “Deferral Account” means the Company’s accounting of the Director’s accumulated Deferrals plus accrued interest. The Deferral Account shall include the balance credited to the Director’s Pre-2005 Deferral Account, if any, plus the balance credited to the Director’s Post-2004 Deferral Account, if any.

1.1.5 “Deferrals” means the amount of the Director’s Fees which the Director elects to defer according to this Agreement.

1.1.6 “Disability” means the Director’s inability to perform substantially all normal duties of a Director, as determined by the Company’s Board of Directors in its sole discretion. As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations- and tests as the Board of Directors deems appropriate.

1.1.7 “Effective Date” means the date of this Agreement

1.1.8 “Election Form” means the Farm attached- as Exhibit I.

1.1.9 “Fees” means the total Director’s fees, including all meeting fees and retainers, payable to the Director. Reimbursements for expenses are not fees.

1.1.10 “Normal Retirement Age” means the Director’s 72nd birthday Normal Retirement Age has applicability only to this Agreement.

1.1.11 “Normal Retirement Date” means the earlier of the Normal Retirement Age (72) or the Director’s Termination of Service.

1.1.12 “Plan Year” means the calendar year.

1.1.13 “Post-2004 Deferral Account” means the separate account established and maintained for the Director to which shall be credited or debited to the extent not inconsistent with Code Section 409A: (a) amounts equal to the Director’s accumulated Deferrals under the Agreement after December 31, 2004; and (b) accrued interest.

1.1.14 “Pre-2005 Deferral Account” means the separate account established and maintained for the Director who, immediately prior to the Effective Date, had amounts deferred under his Deferral Account (as defined under this Agreement prior to the Effective Date). The Director’s Pre-2005 Deferral Account shall be credited or debited with, to the extent not inconsistent with Code Section 409A: (a) amounts equal to the Director’s accumulated Deferrals which were deferred under the Agreement prior to January 1, 2005; and (b) accrued interest.

1.1.15 “Termination of Service” means the Director ceasing to be a member of the Company’s Board of Directors for any reason whatsoever. Notwithstanding the preceding, a Termination of Service shall not include any event that does not qualify as a “Separation from Service” under Code Section 409A.

1.1.16 “Unforeseeable Financial Emergency” means (a) a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse or a dependent (as defined in Code Section 152(a)) of the Director, (b) loss of the Director’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, each as determined to exist by the Board of Directors.

Article II

Deferral Election and Form of Payment

2.1. Initial Election. The Director shall make an initial Deferral election under this Agreement by filing with the Company a signed Election Form within thirty (30) days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred. The Election Form shall be effective to defer only Fees earned after the date the, Election-Form is received- by-the- Company. In addition, the Director shall make an election on the Election Form to have his or her Deferral Account paid in the form of a lump sum distribution, or in the-form of ten (10) substantially equal annual installments.

2.2. Election Changes

2.2.1 Generally. The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

In addition, the Election Form may be used to change the Director’s distribution option with respect to his Pre-2005 Deferral Account only; however, in no event shall payment be made under this Agreement to the Director pursuant to an election made by the Director on or after the first day of the twelve month period that ends on the date of the Director’s Termination of Service. Furthermore, notwithstanding the preceding, in no event shall the Director be permitted to change his distribution option with respect to the Post-2004 Deferral Account.

Article III

Deferral Account

3.1. Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest. On the first day of each month and immediately prior to the payment of any benefits, interest will be accrued on the Deferral Account balance from the last month interest was accrued at an interest rate of six (6) times the prior years Return on Assets (ROA).

3.2. Statement of Accounts. The Company shall provide to the Director, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferral Account balance and the interest accrued from the prior year.

3.3. Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind and does not represent segregated monies. The Director is a general unsecured creditor of the Company for the payments of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article IV

Lifetime Benefits

4.1. Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Retirement Date.

4.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form attached and incorporated herein. If the Director elected to receive his benefit in the form of installments, the Company shall continue to credit interest under Section 3.1.2 on the remaining Deferral Account balance during any applicable installment period.

4.2. Early Retirement Benefit. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death or Disability, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service date.

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form attached. If the Director elected to receive his benefit in the form of installments, the Company shall continue to credit interest under Section 3.1.2 on the remaining Deferral Account balance during any applicable installment period.

4.3. Disability Benefit. If the Director incurs a Termination of Service as a Director for Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the date of Director’s Termination of Service.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Company shall continue to credit interest under Section 3.1.2 on the remaining Deferral Account balance during any applicable installment period.

4.4. Hardship Distribution. Upon the Board of Director’s: determination (following petition by the Director) that the Director has-suffered an Unforeseeable-Financial Emergency, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than i the amount determined by the Board of Director’s to be necessary to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). Notwithstanding the preceding, a distribution under this Section shall be permitted solely to the extent permitted under Section 409A of the Code.

Article V

Death Benefits

5.1. Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1 Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance on the date of the Director’s death.

5.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Company shall continue to credit interest under Section 3.1.2 on the remaining Deferral Account balance during any applicable installment period.

5.2. Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article VI

Beneficiaries

6.1. Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2. Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article VII

Claims and Review Procedures

7.1. Claims Procedure. This Section 7.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Section 6.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Section, references to Disability benefit claims are intended to describe claims made by the Director for Disability benefits pursuant to Section 4.3.

(a) Initial Claim. The Director, a beneficiary or an entity that believes he or she is entitled to any benefit (a “Claimant”) under this Agreement may file a claim with the Company. The Company will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a Disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Company or appointee of the Company before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Company of the Director’s Disability status, the Company will notify the Claimant of the Company’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Company, the Company needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Company receives the claim, of those circumstances and of when the Company expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Company, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Company notifies the Claimant of the circumstances requiring the extension and the date as of which the Company expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Company denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Agreement provision or insurance contract provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Director’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability benefits on the basis of the Company’s independent determination of the Director’s Disability status, the Company will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Director’s Disability status, a request for review of a denied claim must be made in writing to the Company within sixty (60)

days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Company. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for Disability benefits requires an independent determination by the Company of the Director’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Company will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Agreement will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Company will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Company in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five (45) days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Company will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Agreement provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is, entitled to receive, upon and without charge, reasonable access to; and copies of, all documents, records and other information in the Agreement’s files which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Agreement’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Company to Follow Procedures. If the Company fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Agreement and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Company (on behalf of the Agreement) has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

Article VIII

Amendments and Termination

8.1. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

8.2. Notwithstanding Section 8.1, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuations of this Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In no event shall this Agreement be terminated under this Section 8.2 without first paying to the Director the Deferral Account balance attributable to the Director’s Deferrals and interest credited on such amounts.

Article IX

Miscellaneous

9.1. Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2. No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Company. It also does not require the Director to remain a Director nor interfere with the Director’s right to terminate services at any time. It does not establish a retirement age at the Company other than as provided herein.

9.3. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4. Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.5. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Connecticut, except to the extent preempted by the laws of the United States of America.

9.6. Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

9.7. Unfunded Arrangement. The Director and the Director’s beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and the Director’s beneficiary have no preferred or secured claim.

9.8. Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

9.9. Entire Agreement. This, Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than-those specifically set forth herein.

9.10. Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

9.10.1 Interpreting the provisions of the Agreement;

9.10.2 Establishing and revising the method of accounting for the Agreement;

9.10.3 Maintaining a record of benefit payments; and

9.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.11. Named Fiduciary. For purposes of ERISA, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.12. Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses, including, without limitation, fees and disbursements of actuaries, accountants and counsels incurred by the Director in seeking in good faith to enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Director promptly by the Company. Except in the case of a Change in Control, the Director shall be responsible to reimburse the Company for amounts expended by the Company under this Section if an enforcement action is initiated by the Director hereunder and the Director does not substantially prevail on any substantial merits of such enforcement action.

9.13. Specified Employee Limitation. In the event that the stock of the Company or of any affiliate of the Company becomes tradable on an established securities market or otherwise, then, if the Director is a Specified Employee, to the extent required under Section 409A of the Code, any payment made hereunder following a Termination of Service other than on account of the Director’s Disability or death shall be made no earlier than the date which is six (6) months after the Director’s Termination of Service date. For purposes of the preceding sentence, Specified Employee shall mean, with respect to the Company or such affiliate, a “key employee” as defined in Code Section 416(i) (without regard to paragraph (5) thereof).

9.14. Rabbi Trust Following Change in Control. If, at any time, the Board of Director’s reasonably believes that a Change in Control (as defined below) is likely to occur within thirty (30) days, then the Board of Directors shall direct that, before any such Change in

Control becomes effective, cash or property having a value at least equal to the present value of benefits that would be payable upon or following the occurrence of a Change in Control shall be contributed to a trust satisfying the requirements of the Internal Revenue Service Revenue Procedure 92-64, as amended, which trust has a competent institutional trustee that is independent of the Company and of any other party, directly or indirectly, to the Change in Control transaction. Any such trust shall be irrevocable, except that the trust shall become revocable if, within one year following the establishment of such trust (or earlier as agreed by the Director), the Change in Control has not occurred and no Change in Control is then reasonably imminent.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY:

Fairfield County Bank Corp.

By:
Title:

Fairfield County Bank Corp.

EXHIBIT I

TO DIRECTOR FEE DEFERRAL AGREEMENT

Deferral Election

I elect to defer compensation under my Director Fee Deferral Agreement with the Bank, as follows:

Amount of Deferral
[Initial and Complete]

I elect to defer % of my Retainer.

I elect to defer % of my Board Meeting Fees

I elect to defer % of my Committee Meeting Fees

I elect not to defer my Director

I understand that I may change the amount, frequency and duration of my deferral by filing a new election form with the Bank; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Bank.

Form of Benefit

I elect to receive benefits under the Agreement in the following form: [Initial One]

Lump Sum

Annual installments for 10 years

I understand that I may not change this election once made.

Fairfield County Bank Corp.

Beneficiary Designation

I designate the following as beneficiary of benefits under the Director Fee Deferral Agreement payable following my death:

Primary:

Contingent:

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature:

Date:

Accepted by Fairfield County Bank Corp. this             day of                     .

By:
Title: